As filed with the Securities and Exchange Commission on December 20, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under
THE SECURITIES ACT OF 1933

Cian PLC

(Exact Name of Registrant as Specified in its Charter)

Not Applicable (Translation of Registrant’s Name into English)

Cyprus (State or Other Jurisdiction of Incorporation or Organization)	7370 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

64 Agiou Georgiou Makri
Anna Maria Lena Court, Flat 201
Larnaca, 6037
Cyprus
Telephone: +357 22 418 200

PHANTOM SHARE PROGRAM

2021 RESTRICTED STOCK UNITS PLAN

(Full title of the plan)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
+1-800-221-0102

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. David Stewart
Latham & Watkins LLP
Ul. Gasheka 6
Ducat III, Office 510
Moscow, 125047
Russia
+7 495 785 1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, €0.0004 par value per share—Phantom Share Program	829,111	(1)	$12.11	(3)	$10,040,534	$930.76
Ordinary Shares, €0.0004 par value per share—2021 Restricted Stock Units Plan	4,487,756	(2)	$12.11	(3)	$54,346,725	$5,037.94
Total	5,316,867		—		$64,387,259	$5,968.70

(1)	Represents 829,111 Ordinary Shares issued by Cian PLC (the “Company”) to its employees to satisfy its outstanding obligations under the Company’s long-term incentive program (the “Phantom Share Program”), which may be represented by American Depository Shares (“ADS”), evidenced by American Depositary Receipts (“ADRs”), issuable upon deposit of ordinary shares of the Company, registered on a separate registration statement on Form F-6 (File No. 333-260475). Each ADS represents one ordinary share.
(2)	The number of ordinary shares being registered represents shares reserved for future issuances under the Company’s 2021 Restricted Stock Units Plan (the “2021 Restricted Stock Units Plan”). These shares may be represented by ADSs. Pursuant to Rule 416(a) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares of the Company that become issuable under the 2021 Restricted Stock Units Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Company’s shares of Common Stock as reported on the New York Stock Exchange on December 15, 2021, which date is within five business days prior to the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Cian PLC, unless otherwise stated or the context otherwise requires.

Item 3. Incorporation of Documents by Reference.

The Commission allows the Company to “incorporate by reference” into this Registration Statement information the Company files with the Commission in other documents. This means that the Company can disclose important information by referring to another document the Company filed with the Commission.

The Company incorporates by reference, as of their respective dates of filing, the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)):

(1)	the Company’s prospectus filed with the Commission on November 4, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-260218); and

(2)	the description of the Company’s ordinary shares and ADSs contained in the Company’s Registration Statement on Form 8-A (File No. 001-40986) filed with the Commission on November 2, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The articles of association of the Company provide that, subject to certain limitations, the Company will indemnify its directors and officers against any losses or liabilities which they may sustain or incur in or about the execution of their duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in their favor or in which they are acquitted. The service agreements with the Company’s independent directors also provide for indemnification of this type.

Insofar as indemnification of liabilities arising under the Securities Act may be permitted to executive officers and board members or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit
4.1	Articles of Association of the Company (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-1 (File No. 333-260218) filed on October 13, 2021

4.2	Form of Deposit Agreement (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 (File No. 333-260218) filed on October 28, 2021

4.3	Form of American Depository Receipt (included in exhibit 4.2)

5.1*	Opinion of Antis Triantafyllides & Sons LLC

10.1*	Form of 2021 Restricted Stock Units Plan

23.1*	Consent of AO Deloitte & Touche CIS, an independent registered public accounting firm , as independent accountants for Cian PLC

23.2*	Consent of AO Deloitte & Touche CIS, an independent registered public accounting firm, as independent accountants for N1.RU LLC

23.3*	Consent of Antis Triantafyllides & Sons LLC (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moscow, Russia on December 20, 2021.

Cian PLC

By:	/s/ Maksim Melnikov
	Name:	Maksim Melnikov
	Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Maksim Melnikov and Mikhail Lukyanov, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on December 20, 2021 in the capacities indicated.

SIGNATURE	TITLE

/s/ Maksim Melnikov	Chief Executive Officer and Member of the Board
Maksim Melnikov	(Principal Executive Officer)

/s/ Mikhail Lukyanov	Chief Financial and Strategy Officer
Mikhail Lukyanov	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dmitri Krukov	Member of the Board
Dmitri Krukov

/s/ Dmitry Antipov	Member of the Board
Dmitry Antipov

/s/ Simon Baker	Member of the Board
Simon Baker

/s/ Douglas Gardner	Member of the Board
Douglas Gardner

/s/ Chloe Harford	Member of the Board
Chloe Harford

/s/ Gilles Blanchard	Member of the Board
Gilles Blanchard